Exhibit 99.1

For Immediate Release

Teladoc Appoints Former CEO of Allina Health Ken Paulus to Board of Directors

LEWISVILLE, Texas (March 2, 2017)  —  Teladoc, Inc. (NYSE: TDOC), the undisputed leader in telehealth, providing access to care for millions, today announced that it has appointed Kenneth H. Paulus, 57, to its board of directors. Mr. Paulus will serve on the board's Nominating & Corporate Governance committee and its Quality & Safety committee.

"Ken is widely recognized as an outstanding leader in the provider market," said Jason Gorevic,  president and CEO of Teladoc. "As Ken joins Teladoc on our mission to transform access to care, we look forward to his strategic insights that will enable us to further advance our footprint in hospitals and health systems across the U.S."

"Having already achieved significant milestones in telehealth, Teladoc has an attractive value proposition and will clearly continue to positively shape the healthcare landscape," said Paulus. “I’m proud to join Teladoc at this important time, and to support the company as it drives telehealth to be mainstream.”

As former president and CEO of Allina Health from 2009 to 2014, Paulus led one of the nation's largest not-for-profit integrated delivery systems consisting of nearly 1,500 employed physicians, 13 acute care hospitals, a freestanding emergency department and more than 100 ambulatory care clinics.

Before joining Allina, Paulus was the CEO of Atrius Health System, one of the largest integrated physician organizations in New England and a teaching and research affiliate of Harvard Medical School. He previously served as the Chief Operating Officer of Partners Community HealthCare – the integrated medical network representing Massachusetts General Hospital and Brigham and Women’s Hospital.

Paulus is currently an executive advisor at Water Street Healthcare Partners, a private investment firm. He received a Bachelor of Arts in biology at Augustana College and a Masters of Healthcare Administration and Management from the University of Minnesota.

About Teladoc

Teladoc, Inc. (NYSE:TDOC) is the nation’s leading provider of telehealth services and a pioneering force in bringing the virtual care visit into the mainstream of today’s health care ecosystem. Serving some 7,500 clients — including health plans, health systems, employers and other organizations — more than 17.5 million members can use phone, mobile devices and secure online video to connect within minutes to Teladoc’s network of more than 3,100 board-certified, state-licensed physicians and behavioral health specialists, 24/7. With national coverage, a robust, scalable platform and a Lewisville, TX-based member services center staffed by 400 employees, Teladoc offers the industry’s most comprehensive and complete telehealth solution including primary care, behavioral health care, dermatology, tobacco cessation and more. For additional information, please visit www.teladoc.com.

Media:
Courtney McLeod

Director of Public Relations

914-265-6789
cmcleod@teladoc.com

Investors:
Jisoo Suh

Director of Investor Relations

914-265-6706
jsuh@teladoc.com